EX 99.1

Press Release

Shades Holdings Inc., Announces Acquisition Of Shades Of Fragrances Inc.

Aventura, FL., July 1, 2013- Shades Holdings, Inc. (OTC: SHDH) announces the acquisition of Shades of Fragrances, Inc., a fragrance branding company, in a Share Exchange. Following the transaction, Shades of Fragrances, Inc. became a wholly owned subsidiary of Shades Holdings, Inc.

In conjunction with this transaction, Lucien Lallouz was named CEO and President of Shades Holdings, Inc. In his new position, Lallouz will leverage his extensive brand licensing background to spearhead future brand acquisition strategies for the company.

“Our first priority is to bring the company current with its filings with the SEC. Our long term objective is for the Company to become a luxury & lifestyle brand developer, through licensing agreements with emerging fashion designers and established celebrity brands, including our own proprietary trademarks.” Said Mr. Lallouz.

About Shades Holdings, Inc.

Shades Holdings Inc., is a development-stage company. Until June 19, 2013, the Company was an exploration-stage company engaged in the acquisition and marketing of luxury brand sunglasses. In June 2013, the Company acquired certain trade names and trademarks, an Internet address, and logos, through its newly acquired wholly owned subsidiary, Shades Of Fragrances Inc., that are used in connection with a branded fragrance products for men and women known as Phantom The Fragrance. http://www.shadesholdings.com

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in the company’s annual reports on Form 10-K and the reports the company files from time to time with the Securities and Exchange Commission. Shades Holdings Inc. does not intend to and undertakes no duty to update the information contained in this press release.

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Contact: Lucien Lallouz info@shadesoffragrances.com